FICO Announces Earnings of $0.58 per Share for Third Quarter Fiscal 2014

Revenue of $198 million vs. $184 million in prior year

SAN JOSE, Calif., July 24, 2014 /PRNewswire/ -- FICO (NYSE:FICO), a leading predictive analytics and decision management software company, today announced results for its third fiscal quarter ended June 30, 2014.

Third Quarter Fiscal 2014 GAAP Results
Net income for the quarter totaled $20.5 million, or $0.58 per share, versus $19.6 million, or $0.54 per share, reported in the prior year period.

Third Quarter Fiscal 2014 Non-GAAP Results
Non-GAAP Net Income for the quarter was $29.2 million vs. $29.3 million in the prior year period. Non-GAAP EPS for the quarter was $0.83 vs. $0.80 in the prior year period. Free cash flow for the quarter was $25.3 million vs. $27.2 million in the prior year period. The Non-GAAP financial measures are described in the financial table captioned "Non-GAAP Results" and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

Third Quarter Fiscal 2014 GAAP Revenue
The company reported revenues of $197.6 million for the quarter as compared to $183.8 million reported in the prior year period, an increase of 8%.

"Our year-over-year revenues increased throughout our Applications business lines, as we drove solid growth in license sales and services revenue," said Will Lansing, chief executive officer. "We continue to use our strong cash flows to fund our long-term strategic initiatives and fund our share repurchase plan."

Revenues for the third quarter fiscal 2014 across each of the company's three operating segments were as follows:

  Applications revenues, which include the company's preconfigured decision management applications and associated professional services, were $129.9 million in the third quarter compared to $115.0 million in the prior year quarter, an increase of 13%. This was due to increased license and services revenue in Banking Fraud, Marketing and Originations Solutions and an increase in transactional revenue in Mobility.
  Scores revenues, which include the company's business-to-business (B2B) scoring solutions and associated professional services, and the myFICO® business-to-consumer (B2C) service, were $45.3 million in the third quarter compared to $47.2 million in the prior year quarter, a decrease of 4%.  The B2C revenue increased 6% while the B2B revenue decreased 7% from the prior year quarter.
  Tools revenues, which include Blaze Advisor®, Xpress Optimization and related professional services, were $22.4 million in the third quarter compared to $21.6 million in the prior year quarter, an increase of 4%, due to increased license and services revenue of Blaze Advisor.

Outlook
The company is updating its previously provided guidance for fiscal 2014, which follows:

	New Fiscal 2014 Guidance	Previous Fiscal 2014 Guidance
Revenue	$773 million - $776 million	$763 million - $773 million
GAAP Net Income	$88 million - $90 million	$91 million - $94 million
GAAP Earnings Per Share	$2.53 - $2.60	$2.50-$2.60
Non-GAAP Net Income	$122 million - $124 million	$125 million - $128 million
Non-GAAP Earnings Per Share	$3.51 - $3.56	$3.46-$3.56

The Non-GAAP financial measures are described in the financial table captioned "Non-GAAP Results".

Company to Host Conference Call
The company will host a webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its third quarter fiscal 2014 results and provide various strategic and operational updates. The call can be accessed at FICO's Web site at www.FICO.com/investors. A replay of the webcast will be available through July 24, 2015.

The webcast will also be distributed through the Thomson StreetEvents Network to both institutional and individual investors. The webcast can be accessed via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

About FICO
FICO (NYSE:FICO) delivers superior predictive analytics that drive smarter decisions. The company's groundbreaking use of mathematics to predict consumer behavior has transformed entire industries and revolutionized the way risk is managed and products are marketed. FICO's innovative solutions include the FICO® Score — the standard measure of consumer credit risk in the United States — along with the industry-leading solutions for managing credit accounts, identifying and minimizing the impact of fraud, and customizing consumer offers with pinpoint accuracy. Most of the world's top banks, as well as leading insurers, retailers, pharma businesses and government agencies rely on FICO solutions to accelerate growth, control risk, boost profits and meet regulatory and competitive demands. FICO also helps millions of individuals manage their personal credit health through www.myFICO.com. Learn more at www.fico.com. FICO: Make every decision count.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company's Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions or in the markets we serve, and other risks described from time to time in FICO's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2013 and Form 10-Q for the quarter ended March 31, 2014. If any of these risks or uncertainties materializes, FICO's results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	September 30,
	2014	2013
ASSETS:
Current assets:
Cash and cash equivalents	$ 93,109	$ 83,178
Accounts receivable, net	155,495	143,733
Prepaid expenses and other current assets	24,691	22,277
Total current assets	273,295	249,188

Marketable securities and investments	19,722	18,140
Property and equipment, net	37,280	45,155
Goodwill and intangible assets, net	839,262	831,292
Other assets	16,188	17,772
	$ 1,185,747	$ 1,161,547

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$ 62,519	$ 54,418
Accrued compensation and employee benefits	42,634	39,281
Deferred revenue	53,849	49,181
Current maturities on debt	154,000	23,000
Total current liabilities	313,002	165,880

Senior notes	376,000	447,000
Other liabilities	17,571	17,990
Total liabilities	706,573	630,870

Stockholders' equity	479,174	530,677
	$ 1,185,747	$ 1,161,547

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenues:
Transactional and maintenance	$ 132,254	$ 129,422	$ 394,278	$ 385,759
Professional services	38,522	32,306	107,427	98,752
License	26,834	22,044	65,710	68,606
Total revenues	197,610	183,772	567,415	553,117

Operating expenses:
Cost of revenues	62,752	57,655	178,254	172,659
Research & development	23,240	18,570	61,022	49,143
Selling, general and administrative	71,557	68,665	204,490	205,968
Amortization of intangible assets	3,019	3,477	8,940	10,453
Restructuring and acquisition-related	621	197	4,281	3,486
	161,189	148,564	456,987	441,709
Operating income	36,421	35,208	110,428	111,408
Other expense, net	(6,120)	(6,587)	(21,657)	(22,357)
Income before income taxes	30,301	28,621	88,771	89,051
Provision for income taxes	9,753	8,999	30,495	27,513
Net income	$ 20,548	$ 19,622	$ 58,276	$ 61,538

Basic earnings per share:	$ 0.60	$ 0.55	$ 1.69	$ 1.74
Diluted earnings per share:	$ 0.58	$ 0.54	$ 1.65	$ 1.69

Shares used in computing earnings per share:
Basic	34,210	35,499	34,458	35,400
Diluted	35,162	36,385	35,420	36,340

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	June 30,
	2014	2013
Cash flows from operating activities:
Net income	$ 58,276	$ 61,538
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	24,196	25,161
Share-based compensation	25,631	18,897
Changes in operating assets and liabilities	2,375	2,230
Other, net	(6,665)	(7,649)
Net cash provided by operating activities	103,813	100,177

Cash flows from investing activities:
Purchases of property and equipment	(7,088)	(20,435)
Net activity from marketable securities	-	22,000
Cash paid for acquisitions, net of cash acquired	(7,253)	(32,874)
Other, net	-	50
Net cash used in investing activities	(14,341)	(31,259)

Cash flows from financing activities:
Proceeds from revolving line of credit	96,000	30,000
Payments on revolving line of credit and other short-term loans	(28,000)	(3,676)
Payment on Senior Notes	(8,000)	(49,000)
Proceeds from issuances of common stock	7,251	23,790
Repurchases of common stock	(152,329)	(47,811)
Other, net	3,860	2,950
Net cash used in financing activities	(81,218)	(43,747)

Effect of exchange rate changes on cash	1,677	(3,761)

Increase in cash and cash equivalents	9,931	21,410
Cash and cash equivalents, beginning of period	83,178	71,609
Cash and cash equivalents, end of period	$ 93,109	$ 93,019

FAIR ISAAC CORPORATION
REVENUE BY SEGMENT
(In thousands)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Applications revenues:
Transactional and maintenance	$ 78,915	$ 75,537	$ 233,592	$ 231,174
Professional services	31,898	26,230	87,058	79,704
License	19,043	13,216	36,732	46,027
Total applications revenues	$ 129,856	$ 114,983	$ 357,382	$ 356,905

Scores revenues:
Transactional and maintenance	$ 44,077	$ 45,915	$ 133,955	$ 130,558
Professional services	801	806	2,167	3,333
License	452	431	4,246	770
Total scores revenues	$ 45,330	$ 47,152	$ 140,368	$ 134,661

Tools revenues:
Transactional and maintenance	$ 9,262	$ 7,970	$ 26,731	$ 24,027
Professional services	5,823	5,270	18,202	15,715
License	7,339	8,397	24,732	21,809
Total tools revenues	$ 22,424	$ 21,637	$ 69,665	$ 61,551

Total revenues:
Transactional and maintenance	$ 132,254	$ 129,422	$ 394,278	$ 385,759
Professional services	38,522	32,306	107,427	98,752
License	26,834	22,044	65,710	68,606
Total revenues	$ 197,610	$ 183,772	$ 567,415	$ 553,117

FAIR ISAAC CORPORATION
NON-GAAP RESULTS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

GAAP net income	$ 20,548	$ 19,622	$ 58,276	$ 61,538
Amortization of intangible assets (net of tax)	2,022	2,413	5,948	7,145
Restructuring and acquisition-related (net of tax)	416	137	2,840	2,346
Stock-based compensation expense (net of tax)	6,260	4,615	17,060	12,921
Adjustment to tax valuation allowance	-	2,474	-	2,474
Non-GAAP net income	$ 29,246	$ 29,261	$ 84,124	$ 86,424

GAAP diluted earnings per share	$ 0.58	$ 0.54	$ 1.65	$ 1.69
Amortization of intangible assets (net of tax)	0.06	0.07	0.17	0.20
Restructuring and acquisition-related (net of tax)	0.01	0.00	0.08	0.06
Stock-based compensation expense (net of tax)	0.18	0.13	0.48	0.36
Adjustment to tax valuation allowance	-	0.07	-	0.07
Non-GAAP diluted earnings per share	$ 0.83	$ 0.80	$ 2.38	$ 2.38

Free cash flow
Net cash provided by operating activities	$ 28,725	$ 31,224	$ 103,813	$ 100,177
Capital expenditures	(2,791)	(3,312)	(7,088)	(20,434)
Dividends paid	(683)	(706)	(2,072)	(2,123)
Free cash flow	$ 25,251	$ 27,206	$ 94,653	$ 77,620

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures and dividends paid. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to historical performance and liquidity as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

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CONTACT: Investors/Analysts: Steve Weber, (800) 213-5542, investor@fico.com or Media: Steve Astle, (415) 446-6204, stephenastle@fico.com